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                                                                    EXHIBIT 99.1

                     [PRIMADONNA RESORTS, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE                        CONTACT: JAMES J. MURREN
---------------------                        -------
                                                      CHIEF FINANCIAL OFFICER
                                                      MGM GRAND, INC.
                                                      702-891-3344

                                                      JOHN L. SHIGLEY
                                                      CHIEF FINANCIAL OFFICER
                                                      PRIMADONNA RESORTS, INC.
                                                      702-679-7200


                  MGM GRAND, INC. AND PRIMADONNA RESORTS, INC.
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                        SIGN DEFINITIVE MERGER AGREEMENT
                        --------------------------------


LAS VEGAS, NEVADA, DECEMBER 7, 1998 MGM Grand, Inc. (NYSE: MGG) and Primadonna Resorts, Inc. (NASDAQ: PRMA) announced today that they have signed the definitive merger agreement relating to MGM Grand's acquisition of Primadonna. As previously announced, Primadonna's stockholders will receive 0.33 shares of MGM Grand common stock for each share of Primadonna stock held, or a total of approximately 9.5 million shares of MGM Grand common stock. The transaction is subject to the satisfaction of various conditions contained in the merger agreement, including approval by Primadonna's shareholders, obtaining the necessary regulatory approvals, accuracy of representations and warranties and compliance with covenants. Concurrently with the execution of the merger agreement, the holders of an aggregate of 53% of Primadonna's common stock delivered to MGM Grand agreements to vote their Primadonna shares in favor of the merger. Morgan Stanley Dean Witter, Primadonna's investment banker, provided an opinion to Primadonna's Board of Directors that the exchange ratio to be received in the merger is fair to Primadonna's stockholders from a financial point of view.

The merger is expected to be completed in the first quarter of 1999.

                                *      *      *

Primadonna Resorts, Inc. is an entertainment, hotel and gaming company. Primadonna owns Whiskey Pete's, Buffalo Bill's and the Primm Valley Resort in Primm, Nevada, two championship golf courses nearby in California, and a 50% interest in New York New York Hotel and Casino in Las Vegas, Nevada.

MGM Grand, Inc. is an entertainment, hotel and gaming company headquartered in Las Vegas, Nevada. MGM Grand operates the MGM Grand Hotel/Casino in Las Vegas, the MGM Grand Hotel/Casino in Darwin, Australia, owns a 50% interest in the New York -- New York
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Hotel/Casino in Las Vegas and manages casinos in Nelspruit, Witbank, and
Johannesburg, South Africa. MGM Grand is developing a temporary casino in Detroit, Michigan, which is anticipated to open in the summer of 1999, followed by the permanent hotel/casino resort thereafter. MGM Grand has also announced plans to develop a hotel/casino resort in Atlantic City, New Jersey.

Statements in this release which are not historical facts are "forward looking" statements and "safe harbor statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in MGM Grand's and Primadonna Resort's public filings with the Securities Exchange Commission.